Exhibit 99.1

ENVIROKARE TECH, INC.
2470 Chandler Avenue, Suite 5                       E Mail:   enviro@anv.net
Las Vegas, Nevada 89120                             Web Site: www.envirokare.com
(888) 354-3685 (702) 262-1999                       Contact:  Rob Davidson
Fax: (702) 262-1909

News Release
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Envirokare Tech, Inc. Announces Product Development and Production Agreement
with Schaefer Systems International, Inc.

LAS VEGAS, Nevada - September 25, 2002 - ENVIROKARE TECH, INC. (OTCBB: ENVK), a marketer of the state-of-the-art Thermoplastic Flowforming (TPF) composite technology and developer of proprietary long-fiber reinforced products, announced that it has entered into a product development and production agreement with Schaefer Systems International, Inc. (Schaefer), a waste handling, materials handling and logistics supply company based in Charlotte, North Carolina. The agreement marks Envirokare's first contract that utilizes the TPF technology to develop and produce products for Company customers.

Under the agreement, Envirokare is to use the TPF process to develop a proprietary product for Schaefer. The agreement provides for a development phase and a production phase. For the development phase, the agreement specifies that Envirokare will design and develop the product including molds and produce a quantity of prototype units for testing, field trials and approval. This new product is expected to be significantly lighter and stronger than currently available competitive products. Payments to Envirokare for successful completion of product development will aggregate $185,500, with an additional $300,000 to be payable if Schaefer elects to develop an additional, similar product with different dimensions. Upon Schaefer approval of the prototype product, Envirokare will proceed with fabrication to supply Schaefer the new proprietary product, as specified in the production phase of this agreement. Revenues to Envirokare under the production phase of the agreement for this product are expected to range upward from $1,000,000 annually, based on Schaefer's projections for product demand. Envirokare anticipates that this initial agreement to develop and produce the first TPF product for Schaefer will lead to development of TPF products for other applications in the extensive Schaefer product line.

As previously announced, in 2001, Thermoplastic Composite Designs, Inc., developer of the TPF technology, granted to Envirokare Composite Corp., a wholly-owned subsidiary of the Company, a license to market the TPF technology and to utilize the technology to develop and produce products for a wide array of industry sectors.

Steve Pappas, President of Envirokare commented, "I am very pleased that Envirokare has entered into an agreement with this highly-regarded multi-national firm. This represents a major step for Envirokare as the first major contract in our core business of developing and marketing environmentally responsible products. I am particularly pleased because of the caliber of the Schaefer organization and the scope of its business, and appreciate the confidence this agreement reflects in the TPF technology and in

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Envirokare. Based on the success we expect from this first program we envision many further applications of TPF in this product line and look forward to a long and mutually rewarding relationship with Schaefer Systems International."

Envirokare welcomes inquiries regarding their products and programs. Interested parties are also directed to the SEC's EDGAR electronic database to obtain currently filed Envirokare corporate information.

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This News Release contains forward-looking statements. In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.